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                                                                   EXHIBIT 99.46

                [LETTERHEAD OF QUICKTURN DESIGN SYSTEMS, INC.]

CONTACTS:
     QUICKTURN DESIGN SYSTEMS, INC.             ABERNATHY MACGREGOR FRANK
     Joan Powell                                Pauline Yoshihashi
     Director, Marketing Communications         (213) 630-6550
     (408) 914-6701                             Matt Sherman
     joan@quickturn.com                         (212) 371-5999


FOR IMMEDIATE RELEASE


QUICKTURN RESPONDS TO MENTOR GRAPHICS' EXTENSION OF ITS UNSOLICITED TENDER OFFER

               QUICKTURN'S BOARD CONTINUES TO STRONGLY RECOMMEND
              THAT QUICKTURN STOCKHOLDERS NOT TENDER THEIR SHARES

SAN JOSE, CALIF. (NOVEMBER 2, 1998)--Quickturn Design Systems, Inc. (Nasdaq:
QKTN) today responded to Mentor Graphics Corporation's (Nasdaq: MENT) extension of its tender offer, which was scheduled to expire October 30, 1998, but was extended by Mentor to November 30, 1998 without its purchasing any shares tendered. Mentor continues to own only 591,500 shares of Quickturn stock.

     On August 24, 1998, the Quickturn board of directors recommended that Quickturn stockholders reject Mentor's unsolicited tender offer. The board determined that Mentor's offer is inadequate, does not reflect the inherent value of the Company, and is not in the best interests of Quickturn or its
stockholders.   Quickturn's board considered, among other things, the historical trading prices of Quickturn's common stock, including the fact that Mentor's offer is more than 25% below the stock's highest closing price over the last year, and less than 4% above its average closing price during the same period. Quickturn's board continues to strongly recommend that Quickturn stockholders not tender their shares to Mentor and urges Quickturn stockholders who may have tendered to withdraw their shares.

     Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013; Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.

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